Exhibit 3(i).18

ARTICLES OF CONVERSION

of

EL DORADO NITRIC COMPANY,

an Oklahoma corporation

The undersigned, for the purpose of converting El Dorado Nitric Company, an Oklahoma corporation, to El Dorado Nitric L.L.C., an Oklahoma limited liability company, pursuant to Section 1090.5 of the Oklahoma General Corporation Act and Section 2054.1 of the Oklahoma Limited Liability Company Act, does hereby execute the following Articles of Conversion (the “Articles”):

1. Corporation Name, Date, and Jurisdiction. El Dorado Nitric Company was first formed as an Oklahoma corporation under the name LSB Import Corp. on March 25, 1983.

2. Name of Limited Liability Company. The name of the limited liability company as set forth in its Articles of Organization attached hereto is “El Dorado Nitric L.L.C.”

3. Effective Date and Time. These Articles shall be effective at 11:56 p.m. on December 31, 2013.

4. Approval. The conversion and the attached Articles of Organization of El Dorado Nitric L.L.C. have been approved in accordance with the provisions of Section 1090.5 of the Oklahoma General Corporation Act and Section 2054.1 of the Oklahoma Limited Liability Company Act.

THE UNDERSIGNED has executed these Articles of Organization this 20th day of December, 2013.

EL DORADO NITRIC COMPANY, an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name:	Tony M. Shelby
Title:	Executive Vice President

Attest:

/s/ David M. Shear
David M. Shear, Secretary

ARTICLES OF ORGANIZATION

of

EL DORADO NITRIC L.L.C.,

an Oklahoma limited liability company

The undersigned, as sole organizer of a limited liability company, does hereby execute and adopt the following Articles of Organization of EL DORADO NITRIC L.L.C., pursuant to Section 2004 of the Oklahoma Limited Liability Company Act, as amended from time to time (the “Act”):

1. Name. The name of the limited liability company (the “Company”) is:

El Dorado Nitric L.L.C.

2. Term. The term of existence of the Company is perpetual.

3. Principal Location. The address of the Company’s principal place of business in the State of Oklahoma is:

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

4. Resident Agent and Office. The name and address of the Company’s resident agent in the State of Oklahoma is:

David M. Shear

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

5. Limited Liability. To the maximum extent permitted by the Act, no member shall be personally liable to the Company, its creditors, or any member and no manager shall be personally liable to the Company, its creditors, or any member, for monetary damages for breach of any duty provided for in the Act; provided however, that the liability of a manager shall not be limited or eliminated for (a) breach of the manager’s duty of loyalty to the Company or its members, (b) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, or (c) a transaction from which the manager derived an improper personal benefit.

6. Effective Date and Time. These Articles shall be effective at 11:56 p.m. on December 31, 2013.

THE UNDERSIGNED has executed these Articles of Organization this 20th day of December, 2013.

LSB CHEMICAL CORP., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name:	Tony M. Shelby
Title:	Executive Vice President